EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of August 14, 2024 (the “Effective Date”), between ZOMEDICA INC. (the “Company”) and PETER DONATO (“Consultant”).

1. Services. Consultant is engaged to perform consulting services related to the Company’s historical and/or prospective accounting and/or securities reporting practices and procedures and similar topics (the “Services”). During the initial period commencing on the Effective Date and ending on November 15, 2024 (“Initial Period”), Consultant shall provide up to ten (10) hours per week of Services at a date and time to be mutually agreed to by Consultant and Company. Thereafter, Services shall be provided at the request of Company's and as agreeable to Consultant.

2. Contractor Status. Consultant shall be an independent contractor and as such shall not be eligible to participate in employee benefit programs. Consultant shall be responsible to withhold and pay any taxes related to any Services provided to the Company.

3. Fees. The Company shall pay Consultant a flat fee of $20,312.50 to be paid in biweekly installments of $3,385.42 for the Services performed during the Initial Period. Thereafter, Consultant shall charge $250 per hour for Services requested by the Company. Consultant shall submit invoices for Services performed. During the Initial Period, the Company shall pay invoices upon receipt. Thereafter, the Company shall pay each invoice within thirty (30) days of receipt.

4. Term. The term of this Agreement shall commence on August 16, 2024 and shall continue for a period of three (3) years, unless terminated earlier by Consultant (“Term”). Consultant may terminate this Agreement at any time with thirty (30) days prior written notice.

5. Compliance. Consultant will at all times act in compliance with all applicable laws and regulations, as well as Company rules of conduct, whether now existing or hereinafter enacted, whenever on Company premises or otherwise in connection with providing Services.

6. Confidential Information. The parties each acknowledge and agree that Consultant will be exposed to confidential information and failure to maintain the confidentiality of such information will cause Zomedica irreparable injury. “Confidential Information” as used herein includes but is not limited to, all information given to or acquired by Consultant in the course of performing the Services and relating to the Company, its affiliates, products including their design, manufacturing and use, information related to the present and projected sales or distributions and marketing of such products and the strategic plans of the Company and third party confidential information which is acquired by Consultant in performing the Services under this Agreement. Consultant will not divulge any confidential information to third parties. Upon termination of this Agreement, Consultant will cease to use and return hereunder any written documents of any type regarding confidential information, along with any copies or notes thereof. The obligations under this Confidentiality provision will be binding during the term of this Agreement and for a period of five (5) years thereafter, unless such Confidential Information is considered a trade secret in which case, the obligation shall remain in effect until the information becomes generally known to the public through no fault of Consultant.

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The parties acknowledge and agree that the protection of Confidential Information contained herein is a reasonable protection of the legitimate business interests of the Company, and Consultant acknowledges irreparable harm to the Company if Confidential Information are breached by Consultant. Therefore, in the event of a breach or threatened breach of non-disclosure obligations of this Agreement, the Company will be entitled to an injunction to enforce Consultant’s compliance with the obligations of this section of the Agreement.

7. Assignment of Invention. In the event that, as a function of the relationship described in this Agreement or the receipt of any Company Confidential Information, any intellectual property that is developed or created by Consultant in the performance of the Services shall be promptly assigned by Consultant to the Company without any cost to the Company other than the administrative cost of such assignment. All documents, materials and property developed by Consultant pursuant to this Agreement are the sole property of the Company.

8. Duty Upon Termination or Request for Return of Property. Consultant shall, upon termination of this Agreement or request by the Company, return or destroy all Confidential Information and/or Company materials in Consultant’s possession at the time of termination.

9. Severability. In the event any provisions of this Agreement shall be held to be invalid or unenforceable, the same shall be enforced to the maximum extent permitted by law, and further shall not affect the validity or enforceability of any other provisions of this Agreement.

10. Amendment. This Agreement may not be modified except by a written agreement signed by all parties that expressly references and purports to modify this Agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Michigan, without regard to conflict of law principles.

12. Survivability. Sections 2 (with respect to taxes), 6, 7, and 8 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ZOMEDICA INC.

By:	/s/ Larry Heaton
Its:	CFO

CONSULTANT

/s/Peter Donato
Peter Donato

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